EXHIBIT 99.1
TIMCO Aviation Services, Inc.
NEWS

Release:	April 13, 2006

Contact:	Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
James Tate, Executive Vice President, Chief Administrative Officer
and Chief Financial Officer
(336) 668-4410
TIMCO AVIATION SERVICES, INC. REPORTS 2005 RESULTS AND ADVISES THE
MARKET REGARDING PENDING TRANSACTIONS
Greensboro, North Carolina, April 13, 2006 — TIMCO Aviation Services, Inc. (OTCBB:TMAV) today announced its 2005 results of operations and updated the market on the status of certain pending matters.
Revenues for the year ended December 31, 2005 were $329.6 million, compared to fiscal 2004 revenues of $323.5 million. The net loss for the 2005 fiscal year is expected to be $22.1 million (a loss of $2.98 per share), compared to net income of $0.9 million (a profit of $1.15 per share) for the 2004 fiscal year.
The Company also reported that as a result of its net loss for the fiscal year, the Company is in violation of certain financial covenants contained in the credit agreements relating to the Company’s senior debt owed to CIT Group/Business Credit (“CIT”) and Monroe Capital Advisors (“Monroe”). Further, the Company reported that on Monday, April 10, 2006, LJH, Ltd. (“LJH”), the Company’s majority stockholder, acquired all of the senior debt owed by the Company to Monroe.
The Company is currently in negotiations with CIT and LJH to resolve the defaults arising as a result of the above-described covenant violations. LJH has advised the Company that it is prepared to resolve the defaults with respect to the Monroe debt, reduce the interest rate and fees associated with the Monroe credit facility and make available to the Company through the Monroe credit facility an additional $6 million of funding. In return, LJH is requesting that the Company sell 2.4 million shares of the Company’s authorized but unissued common stock to a newly formed entity, TAS Holding, Inc. (“TAS”) for $2.50 per share (TAS is an entity organized by LJH which, together with certain affiliates of Owl Creek Asset Management, L.P. (“Owl Creek”), today collectively owns 89.2% of the Company’s currently outstanding common stock) and that the Company agree to merge with TAS in a transaction in which the stockholders of the Company (other than LJH and Owl Creek) will receive cash consideration for their shares. LJH’s proposal is also contingent on the Company reaching an agreement with CIT to resolve the financial covenant defaults under the CIT credit facility.
In order to properly consider LJH’s proposal, the Company’s Board of Directors has organized a Special Committee to act on behalf of the Company in its negotiations with LJH and Owl Creek. Such negotiations are ongoing. However, based on negotiations to date, if the proposed merger is completed,

TIMCO AVIATION SERVICES, INC. REPORTS 2005 RESULTS
AND ADVISES THE MARKET REGARDING PENDING
TRANSACTIONS

it is currently expected that the stockholders (other than LJH and Owl Creek) will receive cash consideration for their shares of $4.00 per share, without interest.
The Company believes that all of these negotiations will result in the execution of definitive agreements. However, there can be no assurance that these negotiations will result in definitive agreements on the terms described above or at all. Failure of the Company to reach definitive agreements with respect to resolving the covenant defaults issues described above will likely have a material adverse effect on the Company.
TIMCO Aviation Services, Inc. is among the world’s largest independent providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MRO businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing, which specializes in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MRO operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.
This press release contains forward-looking statements, including statements regarding the Company’s belief that the negotiations with respect to the above matters will be successful. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including the inability to enter into definitive agreements with LJH and CIT on terms satisfactory to the Company and to consummate such transactions and those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.